EXHIBIT 99

News Release:  Immediate                  Richard B. Elder (Media)
                                          (804) 343-4785
                                          Celeste Gunter (Financial)
                                          (804) 649-4307


  JAMES RIVER ANNOUNCES SALE OF 50% OF COGENERATION FACILITY AT NAHEOLA MILL

          RICHMOND, VIRGINIA, May 22, 1995 -- James River Corporation announced today it has completed the sale of 50% of the chemical recovery and cogeneration facility at its Naheola pulp and paper mill in Pennington, Alabama, to UtilCo Group Inc. ("UtilCo") for $59 million in cash. James River retains ownership of the remaining 50% of this facility.

          The cogeneration facility was previously jointly owned by James River and CRSS, Inc. of Houston, Texas. In November 1994, James River initiated the exercise of its option to purchase CRSS' interest in the facility. A settlement was recently reached with CRSS, allowing James River to assign the right to purchase CRSS' interest to UtilCo. Pursuant to the sale agreement with UtilCo and the settlement with CRSS, UtilCo paid $24.3 million to James River for the assignment of the purchase option and $34.7 million to CRSS for its interest in the facility. James River will recognize a deferred gain of $24.3 million on this transaction, resulting in reduced operating expenses of approximately $1.4 million per year.

          This $300 million cogeneration facility, which began operations in March 1993, supplies the Naheola mill with 100% of its black liquor solids processing, steam and compressed air needs, as well as approximately 60% of the mill's electricity needs. The Naheola mill is one of James River's largest mills, producing towel and tissue products and bleached paperboard for use in tabletop and packaging products.

          UtilCo holds equity interests in 16 other independent power projects in six states and Jamaica and is a wholly-owned, non-regulated subsidiary of UtiliCorp United. Based in Kansas City, UtiliCorp United provides gas and electric utility services to approximately 1.2 million customers in eight states, British Columbia and New Zealand. The company is also engaged in various non-regulated energy and utility related businesses across the U.S. and in the United Kingdom.

          James River Corporation, headquartered in Richmond, Virginia, is a leading manufacturer and marketer of consumer products, food and consumer packaging and communications papers. These product lines include leading brands such as QUILTED NORTHERN bathroom tissue, BRAWNY paper towels, DIXIE paper cups and plates, QUILT-RAP sandwich wrap, QWIK WAVE microwave packaging, EUREKA! recycled copy paper and WORD PRO copy paper. In addition, the company produces a number of popular European brands for the towel and tissue market. James River has a current annual sales rate of $6.3 billion.